UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 29, 2018

CORMEDIX INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-34673	20-5894890
(State or Other Jurisdictionof Incorporation)	(CommissionFile Number)	(IRS EmployerIdentification No.)

400 Connell Drive, Suite 5000, Berkeley Heights, NJ	07922
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (908) 517-9500

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

As previously reported in our annual report on Form 10-K filed with the Securities and Exchange Commission on March 19, 2018, in an effort to preserve our cash and to further align the interests of our executive officers with those of our stockholders, on March 15, 2018, our executive officers agreed to modify their cash bonuses earned for 2017 by subjecting those bonuses to forfeiture unless additional performance criteria were achieved, and subject to the officer’s continued employment through the date such performance criteria were to be achieved. Pursuant to their respective employment agreements, Khoso Baluch, our Chief Executive Officer, Robert Cook, our Chief Financial Officer, and John Armstrong, our Executive Vice President, Technical Operations and Head of Human Resources, are each eligible for an annual bonus, which may equal up to 80%, 30% and 35%, respectively, of his base salary. For 2017, the annual non-equity incentive bonus for our executive officers was based on the achievement of company objectives in 2017 related to clinical studies, raising capital, technical operations, budgetary and expense matters, and regulatory matters, all of which goals were established in February 2017. For 2017, Mr. Baluch, Mr. Cook and Mr. Armstrong were entitled to cash bonuses in an aggregate amount of $306,601. As a result of the modifications, in the event that we completed our interim efficacy analysis review by the Data and Safety Monitoring Board for our LOCK-IT 100 clinical trial on or before June 30, 2018, Mr. Baluch, Mr. Cook and Mr. Armstrong would each have received a cash bonus equal to 110% of their unmodified 2017 bonuses. Further, in the event that the second milestone was met, then Mr. Baluch, Mr. Cook and Mr. Armstrong would each receive a cash bonus of either 130%, 140% or 150% of their unmodified 2017 bonuses, depending on the amount of those savings. If the first milestone was not achieved then no bonuses would be awarded for 2017 at all, even if the second milestone was achieved.

Subsequent to the agreed modification of the bonuses, and as previously reported in late April 2018, we entered into negotiations with our contract research organization (“CRO”) regarding certain remediation efforts and financial considerations related to the complete review and source-verification of a substantial amount of trial data, which was the cause of the ongoing delay in performing the interim efficacy analysis of the LOCK-IT-100 trial. Solely as a result of the significant additional on-site and other work required to resolve these data quality issues, that could not have been foreseen earlier, the June 30, 2018 date set in the bonus modification agreements was not able to be met.

Because the full scope and extent of the data issues was not discovered until after the bonus modifications, which were an attempt to conserve cash and further motivate management, and the resolution of which required substantial additional unforeseen work and effort, which was outside the control or knowledge of management, and to continue to further incentivize management to complete the interim analysis, on June 29, 2018, we agreed with management to further modify the bonus agreements to (i) extend the first milestone date for the completion of the interim analysis from June 30 to July 31, 2018, (ii) decrease the bonus amount that can be earned by each executive to the amount that he originally was entitled to under the 2017 plan prior to the March 2018 modification, which is an aggregate amount of $306,601, and (iii) remove the potential increases in the bonus amounts related to the second milestone.  The payment date for any bonus achieved will remain the same.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORMEDIX INC.

Date: July 6, 2018	By:	/s/ Robert W. Cook
	Name:	Robert W. Cook
	Title:	Chief Financial Officer